Exhibit 10.4	Settlement Agreement dated May 27, 2005 among Roger Parry and Clear Channel Outdoor, Inc.
Roger Parry
27 Edwardes Square
London
W8 6HH
27th May 2005
Dear Roger,
This letter confirms our agreement regarding your status with Clear Channel Outdoor, Inc. (the “Company”) effective June 1, 2005 – May 31, 2009. This letter agreement (“Letter”) supersedes all prior understandings and agreements, except as stated in this Letter. All the terms of our relationship are set forth in this Letter. For the avoidance of doubt, save as set out in this Letter, your Service Agreement shall no longer continue in force or have any effect.
By signing a copy of the waiver at Schedule 1 which is attached to this Letter on the date of this Letter you confirm you have no claims whatsoever against the Company or any Associated Company for wrongful or unfair dismissal. You also undertake that you will sign a copy of the waiver at Schedule 2 following the termination of the period of Non Executive Employment referred to below (“NEE”), waiving any claims which you may have at the termination of the period of NEE against the Company or any Associated Company. You should note that the terms of this Letter are subject to you agreeing to execute Schedule 1 at the date of this Letter, and Schedule 2 at the end of the period of NEE, provided that the Company materially complies with its material obligations under this letter.
For the 12 months commencing June 1st 2005 until May 31st 2006 you agree that you will continue to work for the Company, but you will do so under revised contractual terms. The new details are described below under the heading of Modified Employment (“ME”).
Immediately after the end of the period of ME, you agree that for the 36 months from June 1st 2006 until May 31st 2009 you will work as a Non Executive Director for the Company for a period of NEE.
Modified Employment (“ME”) : June 1st 2005 to May 31st 2006
During the period of ME, you will continue to receive exactly the same compensation package as is current now — your base salary, car allowance, Term Assurance Policy (Scottish Widows No 8428557) and Executive Personal Pension Scheme (Merrill Lynch) for the remainder of calendar year 2005 and the first five months of 2006, as allowed by UK law and our benefits plans. All these are fixed amounts and are paid and taxed at source as salary. For the record, subject to the deduction of tax and national insurance, your compensation package (“the ME Terms”) will be as follows:
•	a base salary at the rate of £37,493.75 per month;

•	car benefit at the rate of £3,124.50 per month;

•	contributions to the Term Assurance Policy at the rate of £277.07 per month;

•	contributions to the Executive Personal Pension Scheme will continue at the rate of 20% of cash compensation per annum (£1,760 per month), up to the approved UK Government “Earnings Cap”.

•	You confirm that you have already waived your rights to receive medical insurance benefits from the company and that you will continue to waive these rights for the entire period covered by this letter.

•	Similarly, pension contributions will continue at the same rate (£1,760 per month), despite the abolition of the Earnings Cap as from 6 April 2006.
In the year 2006 for the 5 months which you will be employed under the ME Terms, the salary and allowances will continue at the same rate as stated above so, to be clear, even if there is an inflation pay rise given to UK employees, you will not receive this for the 5 months of 2006.
Your bonus for 2005 will continue on exactly the current agreed basis, as stated in the attached bonus plan of the Company (attached as Exhibit “A”). You will be paid a percentage of your base salary linked to the growth of OIBAN and OIBDAN of what is currently CCI. However, we agree that the minimum bonus that you will be paid for the period which you will be working under the ME Terms during 2005 will be £200,000. It is recognised that you will have no effective management control of the business from 1st June 2005 onwards and so your ability to influence the bonus is effectively zero.
For the 5 months which you will be working under the ME Terms in 2006, your bonus will be calculated as being 5/12 of the bonus paid for the calendar year 2005 (i.e. a minimum of £83,333). For simplicity, this bonus will be paid in June 2006.
Your FURBS (Non-Approved retirement benefits scheme) arrangements for 2005 and the first 5 months of 2006 will remain exactly as they are now but the FURBS benefit will end on May 31st 2006, subject to UK law.
For 2006 the final pension and FURBS payments will be made in June 2006. Your FURBS plan ceases on May 31st 2006.
During the period of ME, Clear Channel will continue to provide you with office space at Cluny Mews and with the services of Zarina Khan as your assistant. She will report to you and follow your directions and support you in your Clear Channel projects and any additional Company duties as you define. It is the intention that you would remain in your existing office to minimise disruption, but if the needs of the business demand it, you will agree to move to another part of the site subject to any alternative office accommodation being reasonably suitable for your purposes. You will have no other employees reporting to you. At the end of May 2006, it is probable that Zarina will be made redundant. In the event that Zarina chooses to leave Clear Channel before the end of the period of ME, you will not be entitled to the appointment of a new assistant but the company will use its best efforts to supply assistant services from other existing employees where these services are required for Clear Channel duties.
In the event that Clear Channel chooses to move from Cluny Mews during the period of ME, the company will use its best efforts to provide you with alternative, suitable, office accommodation but this may not be possible.
During the period of ME, the Company will continue to supply you with computer equipment and a mobile phone/ Blackberry but all personal telephone calls not on Clear Channel business will be re-charged to you. At the end of the period of ME, this equipment will have to be returned to the Company unless it agrees to sell such equipment to you. All other Company property will be returned to the Company at the end of the ME period.
During the period of ME:

•	You will be entitled to use the title “Chairman, Clear Channel International”. However, you do not have any authority to act on behalf of the Company and you agree that you will not do so. You will not be authorised to commit the Company to any contract or expenditure unless there is prior, explicit, written approval from the President of Clear Channel Outdoor.
•	You will agree to use your best efforts to support and assist the Company in its preparation for its IPO. This will include reviewing documents and participating in meetings. Under the terms of this Letter you must make yourself available for work for a total of ten days during 2005. You will use your reasonable efforts to provide additional days of work if required and if mutually agreed with myself. Any legitimate expenses you incur in pursuit of theses authorised duties will be reimbursed by the Company on production of receipts consistent with past practices.
•	You will also be required to continue as a member of the Board of Clear Media in China and to use your best efforts to ensure good working relations between Clear Media and Clear Channel. Any fees that are paid to you as Deputy Chairman of Clear Media will be paid to you directly by Clear Media. You will make yourself available for a maximum of 8 days in 2005 and a maximum of 5 days in 2006 for these duties. If mutually agreed between you and I you will provide additional days. During the ME period you will provide myself and the President of Clear Channel Outdoor with a written monthly report on progress in China and will use your best efforts to attend China Board meetings in person or by telephone. Any expenses you incur in connection with participating in these Board meetings will be reimbursed by Clear Channel, consistent with past practices.
•	Apart from the two exceptions above relating to the IPO and to China, in carrying out your duties you will not be required to attend the Clear Channel offices, nor to participate in any meetings, nor to carry out any tasks on behalf of Clear Channel unless this is by mutual agreement between yourself and the President of Clear Channel Outdoor.
•	It is the intention of the Company that you may be asked to carry out certain tasks for Clear Channel Outdoor such as investigating acquisitions or new contracts, subject to your agreement to carry out such tasks. Where these tasks are mutually agreed and approved in advance, the Company will reimburse you for all legitimate expenses incurred by you in pursuit of these agreed tasks. You will not be entitled to any other type of expense reimbursement other than for the approved projects.
As Chairman of Clear Channel International you will report to me in my capacity as Chief Executive Officer on a monthly basis as stated above, but you will not be required to carry out any duties whatsoever, save for the two exceptions stated above and except as mutually agreed. In respect of other mutually agreed projects, you will report directly to the President of Clear Channel Outdoor and follow his instructions.
Non Executive Employment (“NEE”): June 1st 2006 to May 31st 2009
On or before May 31st 2006 you will be issued with a formal Letter of Appointment as a Non Executive Director/Part-Time Employee of Clear Channel International Ltd or some other company within the Clear Channel group. As a Non Executive Director/ Part-Time Employee you will receive a remuneration of £2,000 per month, subject to deductions at source for income tax and national insurance contributions, for a period of 36 months. You are not eligible for a bonus during NEE.
During the NEE period you will not be provided with office space or secretarial support. You will not have the use of a Company telephone. You will not be able to claim any expenses except for sums authorised in advance in writing in connection with mutually agreed projects. During this employment you will continue to receive the Executive Personal Pension Scheme contribution from the Company (20% of cash compensation i.e. £400 a month) and the contributions to the Term Assurance Policy (£277.07 per month), subject at all times to UK law. You will not receive the FURBS payments nor any other benefits or allowances of any sort.
To facilitate your ability to provide services during the NEE period the Company will continue to provide (at the Company’s cost) use of a Company e mail address, a lap top computer and a broadband connection to your home. You will not have access to any part of the Company’s computer network (apart from your email box).
As a Non Executive Director/ Part-time Employee you will make yourself available for a maximum of twelve days a year to work on projects as requested by myself. If I ask you to work for more than twelve days a year, this will be subject to your agreement and will be remunerated at the rate of £2,000 a day or any other higher fee that we mutually agree.
During the period of NEE, you will continue to be a part-time employee of Clear Channel, and payroll taxes will be deducted and pension and assurance payments made at source. This means that during the period of NEE you will be continue to be eligible to continue vesting in Restricted Stock and Share Option schemes, subject to applicable UK law and the terms of the options plans.
Conduct and Duties
During the period of both ME and NEE, you will be entitled to undertake paid or unpaid work for any organisation that you choose, for any amount of time that you choose, even if this means you are never available to Clear Channel, except for the requirements stated above. The sole exception is that you agree that you will not provide services or advice, paid or unpaid, take employment with or otherwise be associated with or interested in any company or person which could be described as being in the outdoor advertising business. Specifically, this would mean companies such as JC Decaux, Viacom Outdoor, Maiden, Van Wagner, Lamar, and any similar organisations.
You may only provide services or advice to an outdoor advertising competitor if you have received explicit and unambiguous written approval from me. If I grant approval, you will then forfeit any monies or other benefits owed to you under this Letter , starting from the date at which my approval is granted. In the event you provide services or advice to an outdoor advertising competitor without receiving written approval from me, all future payments will cease, without prejudice to the Company’s other rights and remedies under English law.
If you ever, at any time, during or after the expiration of this Letter, reveal to any competitor trade secrets or provide them with any proprietary information or documents which you have obtained as part of your employment with Clear Channel, you will be liable for the normal sanctions under the laws of the United Kingdom. If such a breach of trust occurs during the period of this agreement you will forfeit any monies or benefits due under this Letter not yet paid at the time of the breach.
At all times that you remain an employee of Clear Channel, both during the period of ME and NEE, you will use your best efforts to promote the interests of Clear Channel and will seek to ensure that the Company is always held in the highest regard. You will continue to be bound by the normal rules of commercial confidentiality and, in particular, you will be continue to be bound by sections 13 and 14 of your Service Agreement, in respect of inventions and confidentiality. [Attached as Exhibit “B”.]
Save as set out below regarding material breach, the payments described in this Letter and on the attached schedule are regarded as contractual and absolutely binding. They are not in any way dependent upon your own performance, availability or conduct and there are no circumstances whatsoever under which the payments will not be made to you, save that should you materially breach the obligations related to the items listed below, after written notice by the Company and an opportunity to cure such breach within 10 working days after receipt of said notice, the Company may terminate this agreement (without notice or payment in lieu of notice) and Company will have no further obligations to you whatsoever, including payment of any compensation, bonus, benefits or otherwise, and the Company will be entitled to all other remedies available under UK law. Vested benefits and all payments made to that date, however, will not be forfeited.
1.	Duty to not act on behalf of the Company except as mutually agreed,

2.	Duty to support and assist with IPO,

3.	Duties regarding Clear Media in China,

4.	Confidentiality of Trade Secrets and Proprietary Information,

5.	Duties regarding inventions and intellectual property,

6.	Duty regarding competitors,

7.	Any act which would entitle the Company under English law to dismiss you summarily for gross misconduct, such as misappropriation of Company funds.
The payments in respect of base salary, allowances and non executive fees will be exactly as specified in this Letter, except as noted above regarding material breach. The exact quantum of the payment in respect of bonuses, FURBS and pension are uncertain as they depend on corporate performance but that is the only uncertainty and they will be paid to you under any circumstances going forward, except as noted above regarding material breach.
In the event of your death during the period of ME or NEE, the sums of money owed to you under the terms of this Letter will be paid to your Estate. As you will not be expected to be able to influence the performance of the Company, the outcome of the bonus payments will be dependent on the actions of others but the payments of the bonuses will occur in any event.
This letter shall be subject to English law, and the parties submit to the exclusive jurisdiction of the English Courts.
For the purposes of this letter and its Schedules, Associated Company means any company or corporation which is a holding company for the time being of the Company, or a subsidiary for the time being of the Company or of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 736, Companies Act 1985 as amended), or any company which is designated at any time an Associated Company by the directors of the board of the Company or any holding company.
I have very much enjoyed working with you over the past eight years and have valued your input in the building and development of the Clear Channel businesses. We are moving into a new and very different phase of the corporate relationship between us now but I am confident that this will be as happy, successful and mutually rewarding as the past eight years.

Please sign and return a copy of this letter together with a signed copy of Schedule 1 attached, to show your acceptance of the terms of this letter. You are required to take independent legal advice relating to the terms of the attached Schedule. Therefore, the Company agrees to reimburse you for reasonable and normal legal expenses in order to have this agreement and the attached Schedules reviewed by your independent legal counsel within 14 days receipt of an appropriate invoice from your legal advisors addressed to you.
Kind regards,

/s/ Mark P. Mays

Mark P. Mays President & CEO
I confirm that I have read and understood the terms of this Letter and Schedule 1, and agree to its terms. I warrant that I will agree to and sign a copy of Schedule 2 upon the expiry of the period of NEE provided that the Company is not in material breach of this Letter at that date and I acknowledge that the fee for the last month of the NEE shall be withheld until I sign Schedule 2.

/s/ Roger Parry	7/June/05
Roger Parry	Date

SCHEDULE 1
This Deed is a Schedule to the letter dated May 27, 2005 (“the Letter”) between you, Roger Parry of 27 Edwardes Square, London, W8 6HH and Clear Channel Outdoor, Inc. (“the Company”).
1.	You agree that you accept the terms of this Schedule in full and final settlement of all claims of whatever nature you have or may have against the Company, any Associated Company or any of its or their present or former officers or employees in any country or jurisdiction in the world arising from or in connection with your employment with the Company, including but not limited to any claims under the terms of your Service Agreement dated 20th May 1996 (which the Company denies is still in effect as of this Letter) or its termination and whether any such claim falls within the jurisdiction of an employment tribunal or not (including, without limitation, any claim for wrongful dismissal or for damages for loss of opportunity to exercise any statutory rights or otherwise but excluding any claim relating to personal injury which you are unaware of at the date of the Letter and/or any claim relating to any rights arising from or pursuant to the Company’s material obligations under the Letter.
2.	Without prejudice to the generality of Clause 1 you agree that no termination or other payments, expenses or benefits are due to you except as provided for in the Letter to which this document forms the Schedule.
3.	In consideration of the payments by the Company to you during the period of Modified Employment set out in the Letter and following careful consideration of the facts and circumstances relating to your employment and the terms of your Service Agreement dated 20th May 1996 and its termination of your employment, you confirm as a separate and binding agreement that you shall not institute or continue any proceedings or complaints against the Company any Associated Company or any of its or their present or former officers or employees before an employment tribunal or court arising out of or in connection with your employment with the Company and the terms of your Service Agreement dated 20th May 1996 or its termination in respect of any of the specific claims of which you are aware and that you hereby raise as follows:
•	any claim arising out of a contravention or alleged contravention of Part X of the Employment Rights Act 1996 (unfair dismissal);

•	any claim arising out of a contravention or alleged contravention of section 92 (written statement of reasons for dismissal) of the Employment Rights Act 1996;

•	any claim pursuant to the Employment Act 2002 or the Employment Act 2002 (Dispute Resolution) Regulations 2004;

•	any claim for wrongful dismissal.
4.	You warrant that you are not aware of any statutory claims that you may have other than those referred to in clause 3 above.
5.	You acknowledge that you have taken advice from the Legal Adviser (being a relevant independent adviser for the purposes of the legislation governing compromise agreements) being David Major of Lyons Davidson solicitors of Bridge House, Baldwin Street, Bristol as to the terms and effect of this Schedule and its effect on your ability to pursue your rights before an employment tribunal and you will procure that the Legal Adviser will sign below.

6.	The conditions regulating compromise agreements under the Employment Rights Act 1996 are satisfied.
7.	This Schedule shall be subject to English law and the parties submit to the exclusive jurisdiction of the English courts.
Executed as a Deed for and on behalf of the Company and any Associated Company and delivered on ___.

/s/ Mark P. Mays	Director

/s/ Randall Mays	Director

I confirm that I have read and understood the terms of this Schedule and agree to its terms.

Signed as a Deed by Roger Parry	/s/ Roger Parry

In the presence of :	/s/ T.J. Maunder

Name	T.J. Maunder

Address	Draguns, City, Bledlow Ridge

High Wycombe

Occupation	Chartered Accountant
I, David Major of Lyons Davidson solicitors (“the Legal Adviser”), hereby confirm as follows:
1.	I am a Solicitor of the Supreme Court of England and Wales holding a current practising certificate.
2.	I have advised Roger Parry of the terms and effect of the Letter between him and Clear Channel Outdoor, Inc, and the terms of this Schedule to the Letter and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal following its signing.
3.	I am an independent adviser (as defined at section 203, Employment Rights Act 1996). I am not acting (and have not acted) in relation to this matter for the Company or any Associated Company (as defined in this Schedule).
4.	There is in force and was in force when I gave the advice referred to above, cover under a contract of insurance, or an indemnity provided for members of a profession or professional bodies relating to the risk of a claim by Roger Parry in respect of loss arising from such advice.
SIGNED: /s/ David Major
REFERENCE:
DATED: 02 June 2005

SCHEDULE 2
This Deed is a Schedule to the letter dated May 27, 2005 (“the Letter”) between you, Roger Parry of 27 Edwardes Square, London, W8 6HH and Clear Channel Outdoor, Inc. of (“the Company”).
1.	You agree that you accept the terms of this Schedule in full and final settlement of all claims of whatever nature you have or may have against the Company, any Associated Company or any of its or their present or former officers or employees in any country or jurisdiction in the world arising from or in connection with your employment with the Company or its termination and whether any such claim falls within the jurisdiction of an employment tribunal or not (including, without limitation, any claim for wrongful dismissal or for damages for loss of opportunity to exercise any statutory rights or otherwise) but excluding any claim arising after May 27, 2005 and relating to personal injury and/or accrued pension rights and/or any rights arising from or pursuant to Company’s material obligations under the Letter.
2.	Without prejudice to the generality of Clause 1 you agree that no termination or other payments, expenses or benefits are due to you except as provided for in the Letter to which this document forms the Schedule.
3.	In consideration of the payments by the Company to you during the period of Non-Executive Employment set out in the Letter and following careful consideration of the facts and circumstances relating to your employment and its termination of your employment, you confirm as a separate and binding agreement that you shall not institute or continue any proceedings or complaints against the Company any Associated Company or any of its or their present or former officers or employees before an employment tribunal or court arising out of or in connection with your employment with the Company or its termination in respect of any of the specific claims of which you are aware and that you hereby raises as follows:
•	any claim arising out of a contravention or alleged contravention of Part X of the Employment Rights Act 1996 (unfair dismissal);

•	any claim arising out of a contravention or alleged contravention of section 92 (written statement of reasons for dismissal) of the Employment Rights Act 1996;

•	any claim pursuant to the Employment Act 2002 or the Employment Act 2002 (Dispute Resolution) Regulations 2004;

•	any claim for wrongful dismissal.
4.	You warrant that you are not aware of any statutory claims that you may have other than those referred to in clause 3 above.
5.	You acknowledge that you have taken advice from the Legal Adviser (being a relevant independent adviser for the purposes of the legislation governing compromise agreements) David Major of Lyons Davidson Solicitors of Bridge House, Baldwin Street, Bristol as to the terms and effect of this Schedule and its effect on your ability to pursue your rights before an employment tribunal and you will procure that the Legal Adviser will sign below.
6.	The conditions regulating compromise agreements under the Employment Rights Act 1996 are satisfied.

7.	This Schedule shall be subject to English law and the parties submit to the exclusive jurisdiction of the English courts.
Executed as a Deed for and on behalf of the Company and any Associated Company and delivered on _________.
_______________ Director
_______________ Director
I confirm that I have read and understood the terms of this Schedule and agree to its terms.

Signed as a Deed by Roger Parry	________________________

In the presence of :

Name	________________________

Address	________________________

________________________

Occupation	________________________
I, David Major of Lyons Davidson Solicitors (“the Legal Adviser”), hereby confirm as follows:
1.	I am a Solicitor of the Supreme Court of England and Wales holding a current practising certificate.
2.	I have advised Roger Parry of the terms and effect of the Letter between him and Clear Channel Outdoor, Inc, and the terms of this Schedule to the Letter and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal following its signing.
3.	I am an independent adviser (as defined at section 203, Employment Rights Act 1996). I am not acting (and have not acted) in relation to this matter for the Company or any Associated Company (as defined in this Schedule).
4. There is in force and was in force when I gave the advice referred to above, cover under a contract of insurance, or an indemnity provided for members of a profession or professional bodies relating to the risk of a claim by Roger Parry in respect of loss arising from such advice.
SIGNED:
REFERENCE:
DATED:                  2009

EXHIBIT “A”
Clear Channel International
2005 OIBAN Bonus Scheme

Name:	Roger Parry	Bucket 1 — OIBAN growth		Bucket 2 — OIBDAN growth
Base Salary (£):	£449,925	Bonus per 1% growth	1.2%	Bonus per 1% growth	3.0%

Base OIBAN 000’s	$70,066	Exchange Rate	0.5461
Base OIBDAN 000’s	$227,526
Budget Depreciation	$157,975

Bucket 1					Bucket 2				Total
		OIBAN	Bonus	Bonus			Bonus	Bonus	Bonus	Bonus
OIBAN	OIBAN	Growth	Payable	Payable	OIBDAN	OIBDAN	Payable	Payable	Payable	Payable	%age
Growth	$000’s	$000’s	%	£’s	$000’s	Growth	%	£’s	£’s	$’s	Salary
1%	70,767	701	1.20%	£5,399	228,742	0.53%	1.60%	£7,212	£12,611	$23,093	2.8%
2%	71,467	1,401	2.40%	£10,798	229,442	0.84%	2.53%	£11,368	£22,167	$40,591	4.9%
3%	72,168	2,102	3.60%	£16,197	230,143	1.15%	3.45%	£15,525	£31,722	$58,089	7.1%
4%	72,869	2,803	4.80%	£21,596	230,844	1.46%	4.37%	£19,682	£41,278	$75,587	9.2%
5%	73,569	3,503	6.00%	£26,996	231,544	1.77%	5.30%	£23,838	£50,834	$93,085	11.3%
6%	74,270	4,204	7.20%	£32,395	232,245	2.07%	6.22%	£27,995	£60,389	$110,583	13.4%
7%	74,971	4,905	8.40%	£37,794	232,946	2.38%	7.15%	£32,151	£69,945	$128,081	15.5%
8%	75,671	5,605	9.60%	£43,193	233,646	2.69%	8.07%	£36,308	£79,501	$145,579	17.7%
9%	76,372	6,306	10.80%	£48,592	234,347	3.00%	8.99%	£40,465	£89,056	$163,077	19.8%
10%	77,073	7,007	12.00%	£53,991	235,048	3.31%	9.92%	£44,621	£98,612	$180,575	21.9%
11%	77,773	7,707	13.20%	£59,390	235,748	3.61%	10.84%	£48,778	£108,168	$198,073	24.0%
12%	78,474	8,408	14.40%	£64,789	236,449	3.92%	11.77%	£52,934	£117,724	$215,571	26.2%
13%	79,175	9,109	15.60%	£70,188	237,150	4.23%	12.69%	£57,091	£127,279	$233,069	28.3%
14%	79,875	9,809	16.80%	£75,587	237,850	4.54%	13.61%	£61,248	£136,835	$250,567	30.4%
15%	80,576	10,510	18.00%	£80,987	238,551	4.85%	14.54%	£65,404	£146,391	$268,066	32.5%
16%	81,277	11,211	19.20%	£86,386	239,252	5.15%	15.46%	£69,561	£155,946	$285,564	34.7%
17%	81,977	11,911	20.40%	£91,785	239,952	5.46%	16.38%	£73,717	£165,502	$303,062	36.8%
18%	82,678	12,612	21.60%	£97,184	240,653	5.77%	17.31%	£77,874	£175,058	$320,560	38.9%
19%	83,379	13,313	22.80%	£102,583	241,354	6.08%	18.23%	£82,030	£184,613	$338,058	41.0%
20%	84,079	14,013	24.00%	£107,982	242,054	6.39%	19.16%	£86,187	£194,169	$355,556	43.2%
21%	84,780	14,714	25.20%	£113,381	242,755	6.69%	20.08%	£90,344	£203,725	$373,054	45.3%
22%	85,481	15,415	26.40%	£118,780	243,456	7.00%	21.00%	£94,500	£213,280	$390,552	47.4%
23%	86,181	16,115	27.60%	£124,179	244,156	7.31%	21.93%	£98,657	£222,836	$408,050	49.5%
24%	86,882	16,816	28.80%	£129,578	244,857	7.62%	22.85%	£102,813	£232,392	$425,548	51.7%
25%	87,583	17,517	30.00%	£134,978	245,558	7.93%	23.78%	£106,970	£241,948	$443,046	53.8%
26%	88,283	18,217	31.20%	£140,377	246,258	8.23%	24.70%	£111,127	£251,503	$460,544	55.9%
27%	88,984	18,918	32.40%	£145,776	246,959	8.54%	25.62%	£115,283	£261,059	$478,042	58.0%
28%	89,684	19,618	33.60%	£151,175	247,659	8.85%	26.55%	£119,440	£270,615	$495,540	60.1%
29%	90,385	20,319	34.80%	£156,574	248,360	9.16%	27.47%	£123,596	£280,170	$513,039	62.3%
30%	91,086	21,020	36.00%	£161,973	249,061	9.46%	28.39%	£127,753	£289,726	$530,537	64.4%
31%	91,786	21,720	37.20%	£167,372	249,761	9.77%	29.32%	£131,910	£299,282	$548,035	66.5%
32%	92,487	22,421	38.40%	£172,771	250,462	10.08%	30.24%	£136,066	£308,837	$565,533	68.6%
33%	93,188	23,122	39.60%	£178,170	251,163	10.39%	31.17%	£140,223	£318,393	$583,031	70.8%
34%	93,888	23,822	40.80%	£183,569	251,863	10.70%	32.09%	£144,379	£327,949	$600,529	72.9%
35%	94,589	24,523	42.00%	£188,969	252,564	11.00%	33.01%	£148,536	£337,504	$618,027	75.0%
36%	95,290	25,224	43.20%	£194,368	253,265	11.31%	33.94%	£152,693	£347,060	$635,525	77.1%
37%	95,990	25,924	44.40%	£199,767	253,965	11.62%	34.86%	£156,849	£356,616	$653,023	79.3%
38%	96,691	26,625	45.60%	£205,166	254,666	11.93%	35.79%	£161,006	£366,172	$670,521	81.4%
39%	97,392	27,326	46.80%	£210,565	255,367	12.24%	36.71%	£165,162	£375,727	$688,019	83.5%
40%	98,092	28,026	48.00%	£215,964	256,067	12.54%	37.63%	£169,319	£385,283	$705,517	85.6%
41%	98,793	28,727	49.20%	£221,363	256,768	12.85%	38.56%	£173,476	£394,839	$723,015	87.8%
42%	99,494	29,428	50.40%	£226,762	257,469	13.16%	39.48%	£177,632	£404,394	$740,513	89.9%
43%	100,194	30,128	51.60%	£232,161	258,169	13.47%	40.40%	£181,789	£413,950	$758,011	92.0%
44%	100,895	30,829	52.80%	£237,560	258,870	13.78%	41.33%	£185,945	£423,506	$775,510	94.1%
45%	101,596	31,530	54.00%	£242,960	259,571	14.08%	42.25%	£190,102	£433,061	$793,008	96.3%
46%	102,296	32,230	55.20%	£248,359	260,271	14.39%	43.18%	£194,259	£442,617	$810,506	98.4%
47%	102,997	32,931	56.40%	£253,758	260,972	14.70%	44.10%	£198,415	£452,173	$828,004	100.5%
48%	103,698	33,632	57.60%	£259,157	261,673	15.01%	45.02%	£202,572	£461,729	$845,502	102.6%
49%	104,398	34,332	58.80%	£264,556	262,373	15.32%	45.95%	£206,728	£471,284	$863,000	104.7%
50%	105,099	35,033	60.00%	£269,955	263,074	15.62%	46.87%	£210,885	£480,840	$880,498	106.9%

Exhibit “B”
13. INVENTIONS AND IMPROVEMENTS
     In the event that the Executive shall during the continuance of his employment by the Company either make or discover any invention or design or make any improvement upon any existing invention, literary, dramatic, musical or artistic work including any computer program or design or make any improvement upon any such invention work or design whether or not the same is capable of patent registered design design right copyright or other like protection and whether made or discovered alone or in conjunction with any other employee or employees of the Company or of any other Group Company or other persons the same shall belong to the Company and the Executive shall immediately disclose the same to the Board and shall at the Company’s request and expense do all such acts and execute all such documents as may be necessary to vest the rights of any such invention work design or improvement in the name of the Company to the intent that all such rights in any such invention work design or improvement shall be subject to any applicable provisions of the Patents Act 1977 become the property of the Company or its nominee.
14. CONFIDENTIALITY
     (A) As confidential and commercially sensitive information important to the business of the Company will from time to time become known to the Executive the Company considers and the Executive acknowledges that the following restraints are necessary for the reasonable protection by the Company of its business, the business of the Group, the clients thereof or their respective affairs.
     (B) The Executive shall not at any time either before or after the termination of his employment with the Company use disclose or communicate to any person whatsoever any confidential information relating to the business of the Company or any Group Company or any clients thereof or their affairs or any trade secrets of which he has or may have become possessed during the continuance of his employment with the Company or supply the names or addresses of any clients customers or agents of the Company or any Group Company to any person except in the proper course of the Business or as authorized in writing by the Board or as ordered by a Court of competent jurisdiction.
     (C) The Executive shall not at any time during the continuance of his employment with the Company make otherwise than for the benefit of the Company or any Group Company any notes or memoranda relating to any matter within the scope of the Business or concerning any of the dealings or affairs of the Company or Group Company.

     (D) The Executive shall not write any article for the press or otherwise for publication on any matter connected with or related to the business of the Company or any Group Company without first obtaining the written approval of the Group Chairman.